Exhibit 10.22

AMENDMENT #6 TO LEASE

(100 MINUTEMAN)

THIS AMENDMENT #6 TO LEASE (this “Amendment”) is made as of the 16th day of September, 2003, by and among 100 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Landlord”), PICTURETEL CORPORATION, a Delaware corporation (“PictureTel”), and POLYCOM, INC., a Delaware corporation (“Polycom”), with respect to the following facts and objectives:

A. Landlord and PictureTel entered that certain Lease dated October 10, 1995, for improved property located at 100 Minuteman Road, Andover, Massachusetts. Such lease has been modified and amended by the documents described in Exhibit “AAA” hereto, which documents include that certain Amendment #1 to Lease (100 Minuteman) dated July 10, 1996, by Landlord and PictureTel, that certain Amendment #2 to Lease (100 Minuteman) dated August 19, 1996, by Landlord and PictureTel, that certain Amendment #3 to Lease (100 Minuteman) dated March 19, 1997, by Landlord and PictureTel, that certain Amendment #4 to Lease (100 Minuteman) dated September 11, 2000, by Landlord and PictureTel, and that certain Amendment #5 to Lease (100 Minuteman) dated December 21, 2000, by Landlord and Picture Tel. Such lease, as so amended, is referred to herein as the “Lease”.

B. By letter agreement dated October 16, 2001, among Landlord, PictureTel and Polycom, Landlord consented to the acquisition by a wholly-owned subsidiary of Polycom of a majority of PictureTel’s shares followed by a merger of that subsidiary and PictureTel, whereby PictureTel became a wholly-owned subsidiary of Polycom, and Polycom assumed the obligations of the tenant under the Lease and became jointly and severally liable with PictureTel therefor. PictureTel and Polycom are referred to herein collectively as the “Tenant” and are jointly and severally liable for the obligations, liabilities, representations and warranties of Tenant hereunder.

C. Although Tenant currently leases the entire Premises, now it is only occupying the area depicted in Exhibit “A” hereto, which is agreed to contain 103,000 square feet of rentable area (the “Tenant Space”).

D. Landlord and Tenant desire further to amend the Lease on the terms and conditions of this Amendment. All capitalized terms used, but not defined, in this Amendment will have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding anything in the Lease to the contrary, Landlord and Tenant hereby agree as follows:

1. Effective Date. This Amendment will be effective as of the date (the “Effective Date”) that is the later of (i) the date of this Amendment and (ii) the date that Lender consents to this Amendment in accordance with Section 13 below.

2. Surrendered Space; Release of Tenant.

(a) As of the Effective Date: (i) Tenant will surrender possession to Landlord and will vacate all areas of the Premises other than the Tenant Space, including, without limitation, the Land, the areas outside of the Building, and the areas inside of the Building but outside of the Tenant Space (the areas of the Premises so surrendered are called the “Surrendered Space”); and (ii) except for Surviving Tenant Liabilities (as defined in Section 3(b) below), if any, Landlord will accept the Surrendered Space in its then-current condition, AS IS, and Tenant will have no obligation to perform any maintenance, repair or restoration of the Surrendered Space, except for the Tenant Dedicated Equipment (as defined in Section 15(g) hereof). In addition, subject to the terms and conditions of this Amendment, as of the Effective Date, (iii) the Lease will be terminated as to the Surrendered Space, the Surrendered Space will be excluded from the Premises subject to the Lease so that the Tenant Space will constitute the entire Premises subject to the Lease, and Tenant will thereafter have no further liability or responsibility whatsoever with respect to the Surrendered Space; and (iv) Landlord will have all rights in connection with the Surrendered Space, including, without limitation, the right to lease the Surrendered Space to new tenants (subject to Section 3), construct new parking facilities, parking areas and Common Areas, “re-skin” all or parts of the exterior of the Building, relocate the cafeteria and fitness center in the Building, remodel or reconfigure entrances and exits and otherwise improve, alter, demolish or reconfigure portions of the Surrendered Space, subject in each case to Section 9 below. Tenant will also surrender and abandon in favor of Landlord, together with the Surrendered Space, all of the used furniture and equipment owned by Tenant and currently located in the Surrendered Space, which will include, without limitation, Tenant’s backup generator and “UPS” (uninterruptible power supply) and any specialized Systems and Equipment necessary for its operation (collectively, the “Backup Power System”), the furniture and equipment in the cafeteria and fitness areas of the Building and the items listed in Exhibit “CCC” hereto, but excluding any equipment (including without limitation, telecommunications equipment) owned by Tenant and located in the equipment room (the “Equipment Room”) along the northeast wall on the second floor (mezzanine) of the Building. Any such furniture and equipment surrendered by Tenant shall be transferred to Landlord AS IS, WHERE IS and with all faults and defects. Tenant makes no representation or warranty whatsoever regarding any of such furniture or equipment, including, without limitation, any implied warranties of merchantability or fitness for a particular purpose, except that Tenant represents and warrants that Tenant owns such furniture and equipment free and clear of any liens, leases, security interests, and encumbrances of any type.

(b) Promptly after the Effective Date, Landlord will begin to separately demise the Tenant Space from the rest of the Building and all Common Areas in the Building so that no tenant under any Direct Lease (as hereinafter defined) (a “Direct Tenant”) will have access to the Tenant Space, and Landlord will diligently complete that work within a reasonable period of time. Notwithstanding any work inside or outside the Building, (1) Tenant will retain direct exterior access to and from the Tenant Space in a legal and commercially reasonable manner (and although Tenant’s primary and secondary access may be reconfigured by Landlord, for example to accomodate one or more Direct Tenants, after any such reconfiguration Tenant’s primary access will remain generally in the same area as currently exists at the Building), and Tenant will retain direct access to the loading dock currently serving the Tenant Space, (2) Landlord will preserve a cafeteria and fitness center at the Building sufficient to reasonably service Tenant’s personnel at the Building (although during the alteration and/or relocation of those areas Landlord will provide in lieu thereof for a commercially reasonable period of time and in a commercially reasonable manner temporary areas for Tenant’s personnel in which to serve them sandwiches or similar items and to permit them to exercise), (3) Tenant will retain reasonable interior access from the Tenant Space to the cafeteria and fitness center (except to the extent that it is temporarily impractical, for a commercially reasonable period of time, during alteration or relocation), and (4) Tenant will retain reasonable interior access to the Equipment Room. Landlord will pay and be solely responsible for any and all costs, fees, commissions and expenses arising from or relating in any manner to the construction of any alterations or improvements to the Building or at the Land and the exercise by Landlord of any of its rights and performance of any of its obligations under Section 2(a) above and this Section 2(b), including, without limitation, (I) any alterations or modifications of the Building (including, without limitation, the construction of common entrances, lobbies and other Common Areas, the separate demising of any spaces within the Building and the reconfiguration of all Building Systems and Equipment), (II) the construction or modification of any improvements outside of the Tenant Space (including, without limitation, any exterior improvements to the Building), (III) any modifications of access to or parking located at or serving Building, and (IV) all governmental and quasi-governmental approvals and permits in connection with all of the foregoing. All of the foregoing costs, fees, commissions and expenses will constitute additional Direct Leasing Costs, as hereinafter defined.

(c) Despite the foregoing termination of the Lease with respect to the Surrendered Space, except as specifically set forth in this Amendment, Tenant will continue to pay Landlord monthly base rent, the utility costs and, subject to Sections 15(d) and 15(e) below, the Operating Costs (including, without limitation, the costs associated with repairing and maintaining, but not modifying or reconfiguring, the Systems and Equipment) and Taxes that are properly allocable to the Surrendered Space as if the Lease had not been terminated as to the Surrendered Space. However, the annual costs for electricity, water, sewer and gas to be charged to Tenant after the Effective Date for the Surrendered Space will not exceed the annual costs incurred by Tenant for each of those items for the twelve (12) months immediately prior to the Effective Date, pro rated for any period of less than twelve (12) months.

(d) Effective as of the Effective Date, Landlord hereby releases, acquits and forever discharges PictureTel and Polycom and their respective agents, representatives, officers, directors and shareholders, and PictureTel and Polycom hereby release, acquit and forever discharge Landlord and its agents, representatives, officers, directors and shareholders, from any and all past, present and future claims, demands, liens, actions, causes of action, damages, obligations and liabilities, both known and unknown, that any of them has had or may have had and has or may have against the other which arise directly or indirectly from or relate in any manner to the Surrendered Space and/or the Lease as it relates to the Surrendered Space (including, without limitation, claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor), except that the foregoing releases shall not apply to the following (collectively, the “Surviving Liabilities”): (i) the obligations, liabilities, representations and warranties of Landlord and Tenant under this

Amendment; (ii) the obligations of Tenant to pay rent under the Lease, as modified by this Amendment; and (iii) the following obligations or liabilities that survive the termination or expiration of the Lease in accordance with its terms: Tenant’s and Landlord’s obligations to indemnify or defend the other in accordance with the terms of the Lease in connection with third-party claims, and Tenant’s obligations and liabilities under Section 25 of the Lease (i.e., with respect to hazardous substances and environmental matters).

3. Direct Leasing. Commencing on the Effective Date and continuing thereafter, Landlord will have the right to negotiate and execute for its own account one or more leases (each, a “Direct Lease”) for space in the Building, including the Tenant Space (each such space, a “Direct Space”) on such terms and conditions as Landlord may elect, provided that each of the following conditions is satisfied in connection therewith:

(a) The Direct Space subject to the first Direct Lease will consist of not less than fifty thousand (50,000) rentable square feet of the Building. For purposes of this Amendment, unless otherwise agreed by Landlord and Tenant in writing, except with respect to any Direct Lease of the Tenant Space, the rentable area of any Direct Space will be the useable area plus 15% thereof, regardless of the amount of the rentable area stated in the Direct Lease. However, if a Direct Lease includes the Tenant Space, the rentable area of the Tenant Space portion of the Direct Space subject to that Direct Lease will be deemed to equal 103,000 square feet.

(b) Landlord will separately demise the Direct Space from the rest of the Building and all Common Areas in the Building so that no tenant under any Direct Lease (a “Direct Tenant”) will have access to the Tenant Space and will construct all Common Areas inside and outside the Building reasonably necessary for the Building to accommodate that Direct Tenant. Upon entering into a Direct Lease, Landlord promptly will reconfigure and separately meter, submeter or intellimeter the electrical Systems and Equipment of the Building serving that Direct Space in a commercially reasonably manner, and once that work is completed the cost of electricity consumed in that Direct Space no longer will be charged to Tenant and Tenant will have no further obligation to pay the costs of repairing or maintaining any Systems and Equipment dedicated exclusively thereto.

(c) Landlord will pay and be solely responsible for any and all costs, fees, commissions and expenses arising from or relating in any manner to each Direct Lease, including, without limitation, all tenant improvement costs, brokerage commissions, concessions and inducements (such as “free” rent, rent subsidies, and relocation costs for Direct Tenants), and all governmental and quasi-governmental approvals and permits in connection with all of the foregoing or otherwise in connection with each Direct Lease (collectively, “Direct Leasing Costs”). Under no circumstance will Tenant have any liability or responsibility whatsoever for any Direct Leasing Costs, whether as Operating Costs or otherwise (although if there are any increases in Operating Costs and/or Taxes that result from Direct Leases, Tenant will continue to be responsible for its share thereof in accordance with the Lease, as amended hereby, as opposed to any of the other Direct Leasing Costs incurred as described above, which Tenant will not be responsible for). Notwithstanding the foregoing or anything else to the contrary, Direct Leasing Costs will not include (i) any Liabilities waived under Section 14.2 of the Lease; or (ii) any “Surviving Tenant Liabilities”, which will consist of the Surviving Liabilities (except for Landlord’s obligations, liabilities, representations and warranties under this Amendment and Landlord’s obligations to indemnify and defend Tenant in accordance with the terms of the Lease in connection with third-party claims), and any costs and claims to the extent arising as a result of the negligence or intentional misconduct of Tenant or its Affiliates, all of which Surviving Tenant Liabilities will be Tenant’s responsibility, and not Landlord’s.

(d) Any Direct Lease of the Tenant Space will be subject to the following additional conditions:

(1) Such Direct Lease must be for the entire Tenant Space; no Direct Lease of any lesser portion of the Tenant Space will be permitted.

(2) [INTENTIONALLY OMITTED]

(3) Landlord must deliver to Tenant an “Exercise Notice” for the Tenant Space (as provided in Section 6 below), and the new expiration date of the Lease with respect to the Tenant Space will be the Exercise Date specified in that Exercise Notice, which, except as otherwise provided in Section 6(c)(3) below, may not be earlier than one hundred eighty (180) days after Landlord has delivered that Exercise Notice in accordance with this Amendment. Tenant will vacate and surrender possession of the Tenant Space no later than such new expiration date, and all rent for the Tenant Space will be paid through and including such new expiration date.

(4) If Landlord has not entered into a Direct Lease of the entire Tenant Space or the Lease has not otherwise been terminated with respect to the Tenant Space in accordance with this Amendment by the fifth (5th) anniversary of the Effective Date, Landlord will have no further right to lease any of the Tenant Space without Tenant’s consent, which Tenant may grant or withhold in Tenant’s sole and absolute discretion.

4. Reduction of Tenant Obligations. Landlord will promptly notify Tenant in writing of the date (which will be deemed to be the “Start Date” under a Direct Lease) that is the earlier of the date that (i) a new tenant commences payment of base rent, Operating Costs or Taxes under a Direct Lease or (ii) the new tenant takes possession of the Direct Space under such Direct Lease for purposes of conducting business therein. However, the Start Date with respect to a Direct Lease of the Tenant Space will be deemed to be the new expiration date of the Lease with respect to the Tenant Space as determined under Section 3(d)(3) above. As of the Start Date for each Direct Lease or, if later, the date that Tenant has made the payments required under Section 4(e) below and has paid all rent and other amounts then due and payable under this Amendment and the Lease (as modified by this Amendment):

(a) The Tenant’s Percentage will be reduced to equal that fraction, expressed as a percentage, determined by dividing (i) the rentable area of the Building after excluding the rentable area of the Direct Space subject to such Direct Lease, the rentable area of all other Direct Spaces under all other Direct Leases for which the Start Date has occurred, and the rentable area of all portions of the Building as to which Tenant’s remaining obligations under the Lease and this Amendment (other than Section 8 below) have already been terminated under Sections 5 and 6 below (the “Remaining Rentable Area”), by (ii) the rentable area of the entire Building. For purposes of this Lease, the rentable area of the entire Building is deemed to be 321,000 square feet.

As a hypothetical example, if just prior to the Start Date of the most recent Direct Lease the Remaining Rentable Area is 260,000 square feet, and if the rentable area of the Direct Space subject to that Direct Lease is 30,000 square feet, as of the Start Date of that Direct Lease the Tenant’s Percentage would be reduced from 81.00% to 71.65%.

(b) Base rent payable thereafter will be reduced to equal the then-current Tenant’s Percentage from time to time (determined as set forth in Section 4(a) above) of the amount of base rent that would have been in effect under the Lease from time to time thereafter if the parties had not entered into this Amendment.

(c) Tenant’s monetary obligations for that Direct Space under the Lease and this Amendment will be terminated as to the Direct Space subject to such Direct Lease, and Tenant will thereafter have no further liability or responsibility whatsoever with respect to such Direct Space, except for the Surviving Tenant Liabilities.

(d) [INTENTIONALLY OMITTED]

(e) Within seven (7) business days after the Start Date for a Direct Lease, Tenant will pay Landlord an amount equal to the result obtained by multiplying (i) Forty-six Dollars and Seventy-three Cents ($46.73) by (ii) the rentable area of the Direct Space subject to such Direct Lease. As a hypothetical example, if the rentable area of a Direct Lease is 60,000 square feet, the amount payable by Tenant under this Section 4(e) for that Direct Lease would be $2,803,800 (i.e., $46.73 x 60,000). The aggregate amounts paid by Tenant to Landlord under this Section 4(e) are sometimes referred to herein as the “Direct Lease Payments”. The Direct Lease Payments will not include, and will be in addition to, any other amounts due and payable under this Amendment or the Lease (as modified by this Amendment). If Tenant fails to make the Direct Lease Payments for a Direct Lease as and when required, in addition to any other rights and remedies of Landlord, Tenant’s monetary obligations with respect to the Direct Space subject to that Direct Lease will continue and will not be reduced until those Direct Lease Payments are made.

5. Automatic Termination. Notwithstanding Sections 3 and 4 above or anything in the Lease to the contrary, as of the applicable termination dates described below, or, if later, the date that Tenant has made the payment required under Section 5(a), 5(b) or 5(c), as applicable, and has paid all rent and other amounts then due and payable under this Amendment and the Lease (as modified by this Amendment), Tenant’s remaining obligations under the Lease and this Amendment will be terminated as follows:

(a) As of the third (3rd) anniversary of the Effective Date, if the Remaining Rentable Area of the Building at that time is greater than 212,000 square feet, then the Tenant’s Percentage and the base rent payable by Tenant under the Lease and this Amendment automatically will be reduced and determined as set forth in Section 4 as if the Remaining Rentable Area of the Building was only 212,000 square feet (i.e., the Tenant’s Percentage will be deemed to be 66.04% and Tenant will pay only 66.04% of the base rent that otherwise would have been in effect under the Lease thereafter absent this Amendment), provided that Tenant pays to Landlord prior to such third (3rd) anniversary of the Effective Date, an amount equal to the result obtained by multiplying (i) Forty-six Dollars and Seventy-three Cents ($46.73) by (ii) the positive difference between the

Remaining Rentable Area of the Building just prior to the third (3rd) anniversary of the Effective Date, and 212,000 square feet. As a hypothetical example, if the Remaining Rentable Area of the Building just prior to the third (3rd) anniversary of the Effective Date is 218,000 square feet, the amount payable by Tenant would be $280,380 (i.e., $46.73 x [218,000 – 212,000]).

(b) As of the fourth (4th) anniversary of the Effective Date, if the Remaining Rentable Area of the Building at that time is greater than 103,000 square feet, then Tenant’s Percentage and the base rent payable by Tenant under the Lease and this Amendment automatically will be reduced and determined as set forth in Section 4 as if the Remaining Rentable Area of the Building was only 103,000 square feet (i.e., the Tenant’s Percentage will be deemed to be 32.09% and Tenant will pay only 32.09% of the base rent that otherwise would have been in effect under the Lease thereafter absent this Amendment), provided that Tenant pays to Landlord prior to such fourth (4th) anniversary of the Effective Date an amount equal to the result obtained by multiplying (i) Forty-six Dollars and Seventy-three Cents ($46.73) by (ii) the positive difference between the Remaining Rentable Area of the Building just prior to the fourth (4th) anniversary of the Effective Date, and 103,000 square feet. As a hypothetical example, if the Remaining Rentable Area of the Building just prior to the fourth (4th) anniversary of the Effective Date is 109,000 square feet, the amount payable by Tenant would be $280,380 (i.e., $46.73 x [109,000 – 103,000]).

(c) As of the fifth (5th) anniversary of the Effective Date, Tenant will have the right to terminate the Lease entirely (i.e., to terminate the Lease as to the balance of the Premises then subject to the Lease). In order to exercise this right, Tenant must deliver written notice of such termination to Landlord at least one hundred eighty (180) days before such fifth (5th) anniversary of the Effective Date and thereafter pay to Landlord prior to such fifth (5th) anniversary of the Effective Date, an amount equal to the positive difference between (i) Fifteen Million Dollars ($15,000,000), and (ii) the sum of (A) all of the Direct Lease Payments already paid by Tenant to Landlord, plus (B) the aggregate amounts already paid by Tenant to Landlord under Sections 5(a) and 5(b) above and Sections 6(b) and 6(c)(4) below. As a hypothetical example, if Tenant already has paid to Landlord $8,000,000 for the Direct Lease Payments and a total of $3,000,000 under Sections 5(a) and 5(b) above and Sections 6(b) and 6(c)(4) below, the amount payable by Tenant under this Section 5(c) would be $4,000,000. If Tenant validly exercises this termination right, the new expiration date of the Lease will be deemed to be the fifth (5th) anniversary of the Effective Date, all rent for the Tenant Space will be paid through and until such new expiration date, Tenant will vacate and surrender possession of the Tenant Space on or before such new expiration date, and neither Landlord nor Tenant will have any further rights or obligations under the Lease or this Amendment, except as provided in Section 5(e) below.

(d) The amounts payable by Tenant under Sections 5(a), 5(b) and 5(c) above will not include, and will be in addition to, any other amounts due and payable under this Amendment or the Lease (as modified by this Amendment). If Tenant fails to make the payments as and when required under Sections 5(a), 5(b) and 5(c), in addition to any other rights and remedies of Landlord, Tenant’s monetary obligations that otherwise would have been terminated under this Section 5 if such payments had been made as and when required will continue and will not be reduced for an additional period equal to the period between the date that such payments were due and the date they are paid.

(e) Notwithstanding the foregoing or anything else to the contrary, Tenant’s obligations to pay the Direct Lease Payments, the amounts payable under Sections 5(a), 5(b) and 5(c) above, and Sections 6(b) and 6(c)(4) below, any amounts payable as Savings under Section 8 below, the Surviving Tenant Liabilities, and all rent under the Lease, as modified by this Amendment, through and until the applicable termination or expiration dates as set forth in this Amendment, will survive the total or partial terminations and expiration of the Lease.

6. Landlord Termination Rights. Notwithstanding Sections 3 and 4 above, if and to the extent that Tenant’s remaining obligations under the Lease and this Amendment have not already been terminated pursuant to the terms of the Lease and this Amendment, at any time before the fifth (5th) anniversary of the Effective Date but subject to the following conditions, Landlord will have the right to terminate Tenant’s remaining obligations under the Lease and this Amendment with respect to all or any portion of the Remaining Rentable Area by delivering written notice to Tenant from time to time (an “Exercise Notice”). Landlord’s Exercise Notice will specify the amount of the Remaining Rentable Area as to which Landlord is exercising such termination right and the effective date of such termination (the “Exercise Date”).

(a) As of the Exercise Date under an Exercise Notice, or, if later, the date that Tenant makes the payments described in Sections 6(b) or 6(c)(4) below, as applicable, and has paid all rent and other amounts then due and payable under this Amendment and the Lease (as modified by this Amendment), Tenant’s Percentage and the base rent payable by Tenant under the Lease, as modified by this Amendment, will be reduced and determined using the procedures set forth in Section 4 above as if the Remaining Rentable Area of the Building were reduced by the amount of Remaining Rentable Area specified in the Exercise Notice as to which Landlord is exercising its termination right. As a hypothetical example, if just prior to the Exercise Date under an Exercise Notice the Remaining Rentable Area is 200,000 square feet, and that Exercise Notice specifies a Remaining Rentable Area of 50,000 square feet as to which Landlord is exercising its termination right, after the Exercise Date Tenant’s Percentage would be reduced from 62.31% to 46.73%, and the base rent payable by Tenant thereafter would be 46.73% of the base rent that otherwise would have been in effect under the Lease from time to time absent this Amendment.

(b) Within seven (7) business days after the Exercise Date under an Exercise Notice, Tenant will pay to Landlord an amount equal to the result obtained by multiplying (i) Forty-six Dollars and Seventy-three Cents ($46.73) by (ii) the Remaining Rentable Area specified in Landlord’s Exercise Notice as to which Landlord is exercising its termination right. As a hypothetical example, if the Remaining Rentable Area specified in Landlord’s Exercise Notice is 50,000 square feet, the amount payable by Tenant would be $2,336,500 (i.e., $46.73 x 50,000).

(c) Landlord also will have the right to terminate the Lease with respect to the Tenant Space by so specifying in an Exercise Notice. Any such termination of the Lease, however, with respect to the Tenant Space will be subject to the following additional conditions:

(1) Such termination must be for the entire Tenant Space; no termination of any lesser portion of the Tenant Space will be permitted.

(2) [INTENTIONALLY OMITTED]

(3) The new expiration date of the Lease with respect to the Tenant Space will be the later of the Exercise Date specified in that Exercise Notice or one hundred eighty (180) days after Landlord has delivered that Exercise Notice in accordance with this Amendment; provided, however, that if before Landlord’s delivery of the Exercise Notice for the Tenant Space Tenant has irrevocably vacated and surrendered possession of the Tenant Space in accordance with the terms of the Lease and has given Landlord written notice thereof, then the new expiration date of the Lease will be the Exercise Date in Landlord’s Exercise Notice. Tenant will vacate and surrender possession of the Tenant Space no later than such new expiration date, all rent for the Tenant Space will be paid through and including such new expiration date, and neither Landlord nor Tenant will have any further rights or obligations under the Lease or this Amendment with respect to the Tenant Space, except as provided in Section 5(e) above.

(4) Tenant will pay to Landlord an amount equal to $4,813,190 (i.e., $46.73 x 103,000 square feet, which is the agreed rentable area of the Tenant Space). This payment will be made by Tenant within seven (7) business days after the delivery of the Exercise Notice for the Tenant Space, but not earlier than one hundred eighty (180) days prior to such new expiration date of the Lease with respect to the Tenant Space, provided, however, that if before Landlord’s delivery of the Exercise Notice for the Tenant Space Tenant has irrevocably vacated and surrendered possession of the Tenant Space in accordance with the terms of the Lease and has given Landlord written notice thereof, then this payment will be due within seven (7) business days after the delivery of the Exercise Notice for the Tenant Space.

(d) The amounts payable under Sections 6(b) and 6(c)(4) above will not include, and will be in addition to, any other amounts due and payable by Tenant under this Amendment or the Lease (as modified by this Amendment). If Tenant fails to make the payments as and when required under Sections 6(b) and 6(c)(4), in addition to any other rights and remedies of Landlord, Tenant’s monetary obligations that otherwise would have been terminated under this Section 6 if such payments had been made as and when required will continue and will not be reduced for an additional period equal to the period between the date that such payments were due and the date they are paid.

7. Maximum Tenant Cost. Notwithstanding anything in this Amendment to the contrary, the sum of all amounts payable by Tenant in connection with all Direct Leases under Section 4(e) above and the occurrence of all terminations and the exercise of all termination rights under Sections 5(a), 5(b) and 5(c) and Sections 6(b) and 6(c)(4) above will not, in the aggregate, exceed Fifteen Million Dollars ($15,000,000). These amounts payable by Tenant will not include, and will be in addition to, any Savings payable by Tenant under Section 8 below and any other amounts due and payable under this Amendment or the Lease (as modified by this Amendment).

8. Savings.

(a) For purposes of this Amendment, the following terms will have the following meanings:

(i) “Savings” means fifty percent (50%) of the amount of base rent, Taxes and Operating Costs (modified as provided in Section 15 below) that Tenant would otherwise have been required to pay Landlord under the Lease for Savings Space during the Savings Period, absent the reductions and terminations described in Sections 4, 5 and 6 of this Amendment. Savings will not include any cost or expense (such as utilities charges or any other amounts) other than base rent, Taxes, and Operating Costs properly allocable to Savings Space during the Savings Period.

(ii) “Savings Space” means the rentable area of any Direct Space as to which the Start Date has occurred under a Direct Lease under Section 4 and, without duplication, the rentable area of any portion of the Remaining Rentable Area as to which Landlord has exercised its termination right under Section 6; provided, however, that the Savings Space will not include the Tenant Space.

(iii) “Savings Period” means (i) with respect to the first 109,000 rentable square feet of Savings Space, the period commencing for each portion of such Savings Space as of the Start Date or the Exercise Date applicable to such Savings Space and expiring on the third (3rd) anniversary of the Effective Date, and (ii) with respect to the balance of the Savings Space (i.e., the second 109,000 rentable square feet of Savings Space), the period commencing for each portion of such Savings Space as of the Start Date or the Exercise Date applicable to such Savings Space and expiring on the fourth (4th) anniversary of the Effective Date.

(b) In addition to any other amounts payable by Tenant under this Amendment or the Lease (as modified by this Amendment), Tenant will pay Landlord on the first (1st) day of each calendar month during the Savings Period the amount of Savings, if any, that accrued during the calendar month immediately preceding. However, when and if the Lease terminates entirely as to the entire Building (or should have terminated if Tenant had made the payments as and when required under Sections 4, 5 and 6 of this Amendment), all accrued and unpaid Savings and all Savings that would have been payable in the future (including, without limitation, any Savings that would have been payable in connection with that final termination) will be accelerated and be immediately due and payable.

(c) The following hypothetical examples will illustrate the determination of Savings:

(1) Assume that there have been no previous Direct Leases or Exercise Notices under Sections 3 or 6, the Direct Space under the first Direct Lease is 200,000 rentable square feet, that Direct Lease does not include the Tenant Space, and the Start Date of that Direct Lease is the 2nd anniversary of the Effective Date. Tenant would owe Savings on 109,000 rentable square feet for one year (i.e., until the 3rd anniversary of the Effective Date), and Tenant would owe Savings on 91,000 rentable square feet for two years (i.e., until the 4th anniversary of the Effective Date).

(2) Assume that on the Effective Date Landlord enters into two separate Direct Leases, each with Direct Spaces of 55,000 rentable square feet and Start Dates as of the Effective Date, and Landlord also delivers an Exercise Notice for an additional 100,000 rentable square feet with an Exercise Date as of the Effective Date, and none of the applicable spaces includes the Tenant Space. Tenant would owe Savings on: (i) 109,000 rentable square feet for three years (i.e., until the 3rd anniversary of the Effective Date), and (ii) 101,000 rentable square feet for four years (i.e., until the 4th anniversary of the Effective Date).

(3) Assume the same facts as in Section 8(c)(2) above. Assume further that Landlord delivers another Exercise Notice for the remaining 111,000 rentable square feet of the Building (which includes the Tenant Space consisting of 103,000 rentable square feet) with an Exercise Date as of the 2nd anniversary of the Effective Date. In addition to the Savings described in Section 8(c)(2) above, Tenant would then owe Savings on 8,000 rentable square feet of Savings Space for two years (i.e., until the 4th anniversary of the Effective Date), and Tenant would not owe any Savings on the Tenant Space.

9. Landlord Work. Landlord will perform all construction and other work in and about the Land and the Building in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations and ordinances. Landlord will use reasonable efforts to minimize any disruption of Tenant’s operations at the Premises (although Landlord may work during, before and after normal business hours), and Landlord always will provide Tenant with commercially reasonable access to and parking at the Premises (subject to the following). Landlord has the right to alter and reconfigure the entrances to the Premises as described in Section 2(a) above, and the existing parking areas and/or build new parking areas and/or structured parking on the Land, and if it does so, during the construction period thereof Landlord may require Tenant to park with a valet provided by Landlord at Landlord’s cost, or park in an adjacent area of Minuteman Park with bus service to the Premises provided by Landlord at Landlord’s cost, or some combination of the foregoing.

10. Landlord Indemnity. Landlord will indemnify, defend and hold Tenant harmless from and against any and all Direct Leasing Costs (including any third-party claims made against Tenant for Direct Leasing Costs).

11. Landlord’s Representations and Warranties. Landlord represents and warrants to Tenant as follows:

(a) Landlord is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

(b) Landlord has the full power, authority and legal right to enter into and perform this Amendment. The execution, delivery and performance of this Amendment by Landlord have been duly authorized by all necessary action and, except for the consent of Lender as provided in Section 13 below, do not require the consent or approval of any person or entity that has not been obtained.

(c) This Amendment constitutes a legally valid and binding agreement of Landlord enforceable against Landlord in accordance with the terms hereof.

(d) Landlord’s entering into and performing this Amendment will not constitute a violation or breach by Landlord of (i) the agreement or certificate of limited partnership of Landlord or (subject to obtaining the consent of the existing mortgagee, Life Investors Insurance Company of

America or its successors or assigns [“Lender”], to this Amendment) any contract, agreement or instrument to which Landlord is a party or by which Landlord or the Premise is subject or bound; (ii) to Landlord’s current, actual knowledge, any judgment, order, writ, injunction or decree issued against or imposed upon Landlord; or (iii) to Landlord’s current, actual knowledge, any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

(e) Landlord has not dealt with any brokers, agents, finders or similar parties in connection with this Amendment or the transactions contemplated hereby except for “Tenant’s Broker” as defined below. Landlord will indemnify, defend and hold Tenant harmless from and against any and all losses, costs, claims, liabilities and damages (including reasonable attorneys’ fees and expenses) arising out of any claims from any broker, agent, finder or similar party claiming by, through or under Landlord or its Affiliates, except for Tenant’s Broker and its affiliates.

(f) Landlord is the sole “Landlord” under the Lease and has not made any assignment, lease, transfer, conveyance or other disposition of the Lease or the Premises or any interest therein that has not been terminated or of any claim, demand, lien, action, cause of action, obligation or liability arising from or relating to the Lease or the Premises except in favor of Lender.

(g) The Lease is in full force and effect, and to the actual knowledge of Landlord no default or event of default exists thereunder.

12. Tenant’s Representations and Warranties. Tenant represents and warrants to Landlord as follows:

(a) Each of the entities comprising Tenant is duly organized and validly existing under the laws of the State of Delaware.

(b) Tenant has the full power, authority and legal right to enter into and perform this Amendment. The execution, delivery and performance of this Amendment by Tenant have been duly authorized by all necessary action and, except for the consent of Lender as provided in Section 13 below, do not require the consent or approval of any person or entity that has not been obtained.

(c) This Amendment constitutes a legally valid and binding agreement of Tenant enforceable against Tenant in accordance with the terms hereof.

(d) Tenant’s entering into and performing this Amendment will not constitute a violation or breach by Tenant of (i) any contract, agreement or instrument to which Tenant is a party or by which Tenant is subject or bound (subject to obtaining Lender’s consent to this Amendment); (ii) to Tenant’s current, actual knowledge, any judgment, order, writ, injunction or decree issued against it or imposed upon it; or (iii) to Tenant’s current, actual knowledge, any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

(e) Tenant has not dealt with any brokers, agents, finders or similar parties in connection with this Amendment or the transactions contemplated hereby, except Insignia/ESG, Inc. (“Tenant’s Broker”). Tenant will pay any and all amounts that may be due to Tenant’s Broker in connection with this Amendment and the transactions contemplated hereby, and Tenant will indemnify, defend and hold Landlord harmless from and against all losses, costs, claims, liabilities and damages (including, without limitation, reasonable attorneys’ fees and expenses) arising out of any claims from Tenant’s Broker or any other broker, agent, finder or similar party claiming by, through or under Tenant.

(f) Tenant holds the entire, undivided right, title and interest of the “Tenant” under the Lease, and Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or the Premises or any interest therein (other than the License Agreement described in Section 16(c)) that has not been terminated pursuant to the Lease, as amended hereby, or of any claim, demand, lien, action, cause of action, obligation or liability arising from or relating to the Lease or the Premises.

13. Lender Consent. This Amendment and the representations, warranties, rights and obligations of Landlord and Tenant hereunder are subject to and contingent upon Landlord’s and Tenant’s receipt of Lender’s written consent to this Amendment and the transactions contemplated hereby on terms and conditions reasonably acceptable to Landlord and Tenant. Lender must in any event recognize Tenant’s rights under this Amendment and agree to be bound by all of the terms and conditions hereof, including, without limitation, the terminations of the Lease and of Tenant’s remaining obligations under the Lease and this Amendment and Tenant’s further rights to terminate the Lease as to portions of the Premises as provided in this Amendment. If Landlord has not obtained Lender’s consent in accordance with this Section 13 within thirty (30) days after the date of this Amendment, then Landlord or Tenant will have the right to terminate this Amendment on written notice to the other at any time thereafter and before Lender’s consent is received as required hereunder.

14. Tenant Prepayment. Within thirty (30) days after the Effective Date, Tenant will pay Landlord the sum of Two Hundred Fifty Thousand Dollars ($250,000). Such Two Hundred Fifty Thousand Dollar ($250,000) amount will thereafter be offset and credited against the first amounts otherwise payable by Tenant under Sections 4, 5, 6 and 8 of this Amendment.

15. Lease Modifications. As of the Effective Date, the Lease is further amended and modified as follows:

(a) The following items will be deemed deleted from the Lease and null and void (some of these items already were deleted pursuant to previous Amendments to the Lease, but are listed here for convenience): (i) Addendum #4, which among other things granted to Tenant the second (2nd) Purchase Option to purchase the Premises (never exercised, and the sole remaining Purchase Option), and Addendum #5, which among other things granted to Tenant a right of first offer to purchase the Premises (never exercised); (ii) all references in the Lease to Purchase Option(s), Offer Notice(s), and any rights to purchase, or be offered the right to purchase, prevent the purchase, limit potential purchasers of, or be offered the right to purchase, all or any part of the Premises; (iii) Addendum #3 and Addendum #7, leaving Addendum #1 and Addendum #2 as the sole remaining Addenda to the Lease (there never was an Addendum #6); and (iv) Sections 9.3, 19.4, 19.5 and 24.17, and all references to Net Proceeds, Cash Proceeds, Costs, Letter of Credit, Landlord’s Loan Defaults, Cure Payments and Unpermitted Financing.

(b) The “Land” will mean the land legally described on Exhibit “B” attached hereto.

(c) A new Section 1.4 is added to the Lease as follows:

“1.4. Common Areas.

(a) “Common Areas” will mean all areas and facilities now or hereafter existing within the Building or on the Land for the general non-exclusive use of Landlord, Tenant and other tenants of the Building and their respective employees, contractors, licensees and invitees, including, without limitation, lobbies, stairwells, elevators, atriums, restrooms, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas.

(b) As provided in and subject to Section 2(b) of Amendment #6, Landlord will retain all rights in connection with the Common Areas as set forth in Section 2(a) of Amendment #6, including, without limitation, the right to place certain Common Areas off limits to Tenant, although except during emergencies or necessary repairs or maintenance Tenant always will retain the right to commercially reasonable and legal access to the Tenant Space, a loading dock and Tenant’s allocated parking (subject to Section 9 of Amendment #6 and Subsection (c) below). Except as set forth above, Tenant will have the nonexclusive right to use all of the Common Areas throughout the Term of the Lease.

(c) Subject to Section 9 of Amendment #6, Tenant will retain the right to park 2.33 passenger cars on the Land for each one thousand (1,000) rentable square feet of the Tenant Space (but not less than 250 passenger cars) in assigned spaces or on a non-exclusive basis or a combination thereof, as reasonably determined by Landlord, in the areas on the Land reasonably designated by Landlord from time to time for Tenant’s parking. Except for Tenant’s share of Taxes and Operating Costs associated with the parking areas, Tenant will not be charged for parking. Tenant will not park in spaces reasonably assigned to other tenants or reserved for visitor parking.”

(d) The following language is added to the end of Section 6 of the Lease: “If under applicable law Landlord may elect to pay any special assessments in installments subject to interest at a rate not exceeding the commercially reasonable interest rate then prevailing on similar municipal bonds in Massachusetts but subject to no other payment or penalty, then “Taxes” will not include any amount of such assessments in excess of the amounts of such installments payable from time to time.”

(e) The following language is added to the end of Section 7.1(a): “In addition, Operating Costs will not include any of the following: Direct Leasing Costs; costs incurred to remediate or dispose of hazardous substances; deductibles under Landlord’s property insurance policy in excess of commercially reasonable amounts (Tenant agrees that Landlord’s current deductibles generally are $25,000 per single event, with $50,000 for flood, earthquake and certain other specified perils, and that those deductibles are commercially reasonable); costs to repair or replace the roof incurred during the first five (5) years after the Effective Date (except as specifically provided below); costs incurred in connection with negotiations or disputes with any other occupant of the Building (unless Tenant is otherwise responsible therefor under the terms of the Lease, as modified hereby); and costs for which Landlord has a right of reimbursement from others pursuant to a warranty, guaranty or the terms of a Direct Lease other than by an allocation of Operating Costs. Notwithstanding the foregoing, during the first three (3) years after the Effective Date, Tenant will pay to Landlord, in addition to all other Operating Costs due and payable, $4,583.33 per month towards the cost of repairing and replacing portions of the roof. Except as provided in the previous sentence, if and to the extent that Landlord incurs costs exceeding $25,000 for the replacement of any item that properly would be characterized as a capital replacement under generally accepted accounting principles, then such costs will be amortized over the useful life of that item in equal monthly installments assuming interest thereon at 8% per annum, and thereafter each month during the term only the monthly amortization amounts with respect to such costs allocable to that month will be included in Operating Costs.”

(f) Sections 7.1(b), 7.1(c) and 7.1(d) of the Lease are deleted.

(g) Notwithstanding anything to the contrary in Sections 12.1 or 12.2 of the Lease, from and after the Effective Date Landlord will repair and maintain all portions of the Building and the Land outside the Tenant Space, all Systems and Equipment of the Building, and all improvements on the Land outside the Building, except for any portions of the HVAC Systems and Equipment dedicated exclusively to the Tenant Space and any special Systems and Equipment owned by Tenant (e.g., Tenant’s security system) (collectively, the “Dedicated Tenant Equipment”), all of which will remain Tenant’s obligations to repair and maintain at its cost. Notwithstanding the foregoing, until the earlier of the Start Date of the first Direct Lease or the first Exercise Date to occur under Section 6 above, Tenant will be responsible for repairing and maintaining the Backup Power System at its cost (except that Landlord will repair at Landlord’s cost any damage to the Backup Power System caused by Landlord or its agents or contractors), and thereafter Landlord will be responsible for repairing and maintaining the Backup Power System, and the costs therefor will be deemed to be Operating Costs (to the extent properly includable as Operating Costs under the Lease, as amended by this Amendment). If the Backup Power System or any of the other Dedicated Tenant Equipment is outside the Tenant Space, Tenant will be granted commercially reasonable access thereto at commercially reasonable times for the purpose of discharging Tenant’s repair and maintenance responsibilities.

(h) Throughout the second paragraph of Section 16.2 of the Lease, (i) “85%” will be replaced by “50”, (ii) “Building” will be replaced with “Premises” (i.e., the Tenant Space), (iii) “entirely untenantable” will be replaced with “not reasonably useable for Tenant’s use”, and (iv) “two (2) years” or “two (2)-year” will be replaced with “nine (9) months” or “nine (9)-month”, respectively, except that, in clause (z) only, “two (2) years” will be replaced with “one (1) year”. In addition, throughout Section 16.3 and Section 17(c) of the Lease, “and Taxes and Operating Costs” will be inserted after “base rent”.

(i) Except for Tenant’s obligations to pay utility costs for the Surrendered Space as provided in Section 2(c) of this Amendment, and its obligations to pay its share of Operating Costs, Tenant will only be responsible for the costs of utilities (including, without limitation, electricity, gas, water, sewer, telephone and telecommunications) actually consumed by Tenant’s operations at the Building.

(j) Reference to “the Premises” in Section 14.3 of the Lease will be replaced with “the Building and the Land”.

(k) The following language will be deleted from Section 22.2(a) of the Lease: “and, in addition, Tenant specifically agrees to pay an amount equal to the amount (if any) set forth in Exhibit “H” hereto applicable to the month in which the default occurs (the “Unamortized Costs”).” In addition, all other references in the Lease to the “Unamortized Costs” and Exhibit “H” are deleted.

(l) The following language is inserted immediately after the first sentence of Addendum #1: “For as long Tenant continues to Lease the Tenant Space, it will retain one-third (1/3) of the rooftop area that reasonably can be used for satellite dishes/antennae (as reasonably determined by Landlord) and Tenant will have the right to the uninterrupted use of all satellite dishes/antennae currently on the roof with all necessary rights of access in order to operate and maintain such satellite dishes/antennae. If necessary in Landlord’s reasonable judgment to accommodate the needs of new tenants, Landlord may at its cost relocate one or more of Tenant’s satellite dishes/antennae to another rooftop location, provided that Tenant’s beneficial use thereof is not degraded or adversely affected in any material way. When Tenant no longer leases the Tenant Space, its rights under this Addendum will terminate and expire as if the entire Lease had terminated.”

16. Miscellaneous.

(a) Subject to the terms of the Lease relating to assignment and other Transfers, this Amendment will be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns. The language and all parts of this Amendment will in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original but all of which, taken together, will constitute one and the same Amendment.

(b) Subject to receipt of Lender’s consent in accordance with Section 13 above, the modifications and terminations of the Lease and the releases of Landlord and Tenant described in this Amendment are intended to be self-executing and shall not require the execution or delivery of any further documents to be effective. Each party will, however, promptly execute and deliver to the others on written request such documents as the others may from time to time reasonably request to confirm the modifications, terminations and releases that occur hereunder.

(c) PictureTel entered into a License Agreement for Designated Area, dated 8/25/2000, with Metropolitan Credit Union (together with any amendments, the “License

Agreement”), pursuant to which Tenant has permitted Metropolitan Credit Union to install an ATM on the Premises. Tenant represents and warrants that there is and will be only one ATM installed pursuant to this License Agreement and that the ATM is and will be located only in the Tenant Space. Before the termination of the Lease with respect to the Tenant Space, as and if requested by Landlord in writing, Tenant either will terminate the License Agreement and cause the ATM and any associated equipment to be removed from the Building at its sole cost, or assign the License Agreement to Landlord.

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(d) The Lease remains in full force and effect, and except as expressly amended hereby it remains unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment under seal by their duly authorized signatories, to be effective as of the Effective Date.

100 MINUTEMAN LIMITED PARTNERSHIP,

a Massachusetts limited partnership

By:	Niuna-Minuteman, Inc.,
a Massachusetts corporation, General Partner

	By:	/s/ John Kusmiersky
	Name:	John Kusmiersky
	Title:	President

PICTURETEL CORPORATION,

a Delaware corporation

By:	/s/ Michael R. Kourey
Name:	Michael R. Kourey
Title:	President and CFO

POLYCOM, INC.,

a Delaware corporation

By:	/s/ Robert C. Hagerty
Name:	Robert C. Hagerty
Title:	Chief Executive Officer

Exhibit AAA

List of Amendments

1. Amendment #1 to Lease, dated 7/10/96.

2. Amendment #2 to Lease, dated 8/19/96.

3. [INTENTIONALLY OMITTED]

4. Landlord’s Lien Waiver with BancBoston, dated 6/14/96, with various Addenda.

5. Subordination, Nondisturbance and Attornment Agreement, and Estoppel Certificate, both dated as of 7/10/96, among PictureTel, 100 Minuteman Limited Partnership and Life Investors Insurance Company of America.

6. Amendment #3 to Lease, dated as of 3/19/1997.

7. [INTENTIONALLY OMITTED]

8. Waiver Certificate of Record Owner or Mortgagee, dated 8/22/00, among 100 Minuteman Limited Partnership, Congress Financial Corporation (New England), and PictureTel Corporation.

9. Landlord’s Consent Letter, dated 8/24/00, re: License Agreement, dated as of 8/25/00, between PictureTel and Metropolitan Credit Union (“Licensee”), pursuant to which Tenant has licensed a small area of the Premises to Licensee so that Licensee may install and operate an ATM machine.

10. Amendment #4 to Lease, dated 9/11/00.

11. Amendment #5 to Lease, dated 12/21/00.

12. Consent/Estoppel Letter Agreement, dated 10/16/01, re: Landlord’s consent to a transaction where PictureTel becomes a wholly-owned subsidiary of Polycom, Inc. (as of 10/18/01), and Polycom assumes joint and several liability with PictureTel as Tenant under the Lease.

13. Letter, dated 11/5/2001, noting the change of address of Tenant.